 Exhibit 99.(g)(2)

Exhibit A to the Custody Agreement

Separate Series of Volatility Shares Trust

Name of Series

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures Strategy K-1 Free ETF

-1x Short VIX Mid-Term Futures Strategy ETF

2x Bitcoin Strategy ETF

2x Ether ETF